EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2005 except for Note 2 to the consolidated financial statements, as to which the date is May 12, 2005 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Kelly Services, Inc., which appears in Kelly Services, Inc.’s Annual Report on Form 10-K/A for the year ended January 2, 2005.

PricewaterhouseCoopers LLP
Detroit, Michigan
May 20, 2005